EXHIBIT 21.01

SIGNIFICANT SUBSIDIARIES OF FEDERATED INVESTORS, INC.*:

Edgewood Services, Inc., a New York corporation

Federated Administrative Services, a Delaware statutory trust

Federated Administrative Services, Inc., a Pennsylvania corporation

Federated Advisory Services Company, a Delaware statutory trust

Federated Asset Management, a German company

Federated Equity Management Company of Pennsylvania, Delaware statutory trust

Federated Funding 1997-1, Inc., a Delaware corporation

Federated Global Investment Management Corp., a Delaware corporation

Federated International – Europe GmbH, a German company

Federated International Holdings B.V., a Netherlands company

Federated International Management Limited, an Ireland company

Federated Investment Counseling, a Delaware statutory trust

Federated Investment Management Company, a Delaware statutory trust

Federated Investors Management Company, a Pennsylvania corporation

Federated Investors Trust Company, a New Jersey bank

Federated Investors (UK) Ltd., an English Company

Federated Private Asset Management, Inc., a Delaware corporation

Federated Securities Corp., a Pennsylvania corporation

Federated Services Company, a Pennsylvania corporation

Federated Shareholder Services Company, a Delaware statutory trust

FII Holdings, Inc., a Delaware corporation

Retirement Plan Service Company of America, a Delaware statutory trust, doing business as “Federated Retirement Plan Services Company” and “Federated Retirement Solutions”

Passport Research Ltd., a Pennsylvania general partnership

Passport Research II, Ltd., a Pennsylvania general partnership

Southpointe Distribution Services, Inc., a Pennsylvania corporation

*	The names of certain subsidiaries have been omitted from this list inasmuch as the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary of Federated Investors, Inc. as of December 31, 2005.